SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549





                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF

               THE SECURITIES EXCHANGE ACT OF 1934





 Date of Report (Date of Earliest Event Reported): March 6, 1998


                          BONTEX, INC.
     (Exact name of Registrant as specified in its charter)


          Virginia        0-5200         22-1427551
          (State or other (Commission    (IRS Employer
          jurisdiction of File Number)   Identification No.)
          incorporation)


          One Bontex Drive
          Buena Vista, Virginia                   24416-0751
          (Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code: (540) 261-2181




  (Former name or former address, if changed since last report)
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     Item 5.   Other Events.
     -------   -------------

     The common stock of Bontex, Inc. is traded over-the-counter on The Nasdaq Stock Market under the symbol of BOTX. Effective February 23,
1998, The Nasdaq Stock Market adopted new listing requirements for issuers listed on The Nasdaq National Market. The Company received notice on February 27, 1998, that its common stock is not in compliance with The Nasdaq National Market's new public float requirements. The Company has ninety calendar days, which expire May 28, 1998, in order to comply with the new standard. Because a large portion of the Company's common stock is held or controlled by management, the Company does not currently expect to achieve compliance with The Nasdaq National Market public float requirements within this time period. Accordingly, the Company intends to seek inclusion of its
common stock on The Nasdaq SmallCap Market.   Although the Company currently
does not anticipate any problems, there can be no assurance that the delisting of the Company's common stock from The Nasdaq National Market or the relisting of the common stock on The Nasdaq SmallCap Market, if accomplished, will not affect the trading and price of the Company's common stock.

     Bontex is a leading global manufacturer of elastomeric wet web impregnated fiberboard products used by the footwear, headwear, luggage, leathergoods, and automotive industries. The Company maintains corporate headquarters and manufacturing facilities at Bontex, Inc., USA, One Bontex Drive, Buena Vista, Virginia, and at Bontex SA, Stembert Belgium; distribution and converting facility at Bontex Italia, Verona, Italy; and distribution subsidiaries, Bontex de Mexico, SA de CV, in Leon, Mexico and Bontex Hong Kong in Hong Kong. Bontex also maintains a network of liaison offices and distributors globally to market Bontex products.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BONTEX, INC.



                              By  s/James C. Kostelni
                                 --------------------------
                                   James C. Kostelni
                                   President

Date:  March 6, 1998